Exhibit 99.1

FOR IMMEDIATE RELEASE:

     NEWS

June 23, 2005

    Symbol:        CGYN.OB

CAPCO Announces Executive Officer Changes

Houston, Texas - Capco Energy, Inc. (OTC Bulletin Board: CGYN.OB-News), today announces that at its Annual Meeting of Shareholders held on June 15, 2005, the shareholders of the Company elected the following individuals to the Board of Directors:  Ilyas Chaudhary, Mike Myers, Irwin Kaufman, William Hickey, Paul Hayes and Dennis Staal.

The Board of Directors elected Ilyas Chaudhary as Chairman of the Board of Directors.  Mr. Chaudhary will work with the Company in matters relating to capital formation and property acquisitions.

The Board of Directors elected Mike Myers as Chief Executive Officer and President of Capco.  Mr. Myers has approximately 30 years experience in the Permian Basin and Gulf Coast operations in exploration, production and operations.  Prior to joining Capco in November 2003, he was the Chief Executive Officer of Permico Corporation, a Houston based exploration and production company that was acquired by Capco.  Earlier, he was Vice-President-Operations for an offshore Gulf Coast operating company.

The Board of Directors elected Mansoor Anjum as Chief Financial Officer.  Mr. Anjum has over 15 years experience in financial management and marketing and has worked in the oil and gas industry for the last 10 years.  Since July 2003, Mr. Anjum has been President of Meteor Marketing, Inc., a petroleum products distributor based in Casper, Wyoming.  From July 2002 to June 2003, Mr. Anjum worked as a corporate finance consultant in Toronto, Canada.  For the period from September 2000 to April 2002, Mr. Anjum attended the University of Toronto and attained a masters degree in Business Administration. From 1995 to 2000, Mr. Anjum worked with Saba Petroleum Company in various capacities, including Vice President-International New Ventures.

The election of officers by the Board of Directors followed the Company’s Annual Meeting of Shareholders.  In addition to the officers discussed above, Mr. William J. Hickey, Esq. was re-elected as Secretary of the Company.  All proposals contained in the proxy statement provided to shareholders of record were approved by the shareholders at the Annual Meeting.

Capco is an E & P company with offshore and onshore operations in the USA.  Its head office is in Houston, Texas.

Safe Harbor Statement under the Private Securities Litigation reform Act: The information herein contains forward-looking statements based on assumptions that may prove not to have been accurate.  The business activities of Capco, as usual to its industry, are subject to many risks both calculable and incalculable.  Included in these risks are oil and gas prices, the need to develop replacement reserves, the reliability of reserve estimates, and the feasibility of extracting reserves, environmental risks, drilling and operating risks, and the ability of the Company to implement its business strategy.  These and other risks are identified in our SEC filings and should be considered in evaluating the forward-looking statements made herein. These risks could cause actual financial results to vary from those anticipated.

For further information about the Company please call Ricardo Hsu at (714) 734-6876 or visit our website at www.capcoenergy.net.